Exhibit 99.1

Enerpac Tool Group Reports First Quarter Fiscal 2023 Results

First Quarter of Fiscal 2023 Continuing Operations Highlights*

  Net sales were $139 million, with a 13% year-over-year increase in core sales driven by continued solid broad-based demand; the strengthening of the US dollar reduced sales by 6% year over year
  GAAP operating margin was 8.8% and adjusted operating margin was 16.6%
  Adjusted EBITDA margin was 19.1%, an increase of 570 basis points year over year
  GAAP diluted earnings per share (“EPS”) was $0.11 and adjusted diluted EPS was $0.29
  Generated cash flow from operations of $18 million and free cash flow of $16 million
  Leverage (Net Debt to Adjusted EBITDA) was 0.7x at November 30, 2022
  Refinanced Senior Credit Facility
  Unveiled focused growth strategy at Investor Day, “Raising the Bar”
  No change to full year fiscal 2023 guidance

*This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP financial measures can be found in the tables accompanying this release.

MILWAUKEE--(BUSINESS WIRE)--December 20, 2022--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced results for its fiscal first quarter ended November 30, 2022.

“During the quarter we continued to experience solid broad-based demand across all our regions, and we delivered double digit core growth in both the Americas and Europe,” said Paul Sternlieb, Enerpac Tool Group’s President & CEO. “We were pleased with our performance as demonstrated by our strong core sales growth, continued year-over-year EBITDA margin expansion, and solid free cash flow generation. We remain focused on supporting our customers and executing on our ASCEND transformation program to deliver profitable growth and ensure that the company is positioned for long term success.”

Mr. Sternlieb continued, “We were excited to unveil our focused growth strategy and our new financial targets at our Investor Day in November. It was a great opportunity to interact with the investment community, highlight the strength of our management team, and demonstrate the exciting initiatives underway to unlock the full potential of the Enerpac Tool Group business. With the diversity of end markets we serve, our strong balance sheet, and the work that we are doing to execute on our ASCEND transformation program, we believe that we are well positioned to manage through an uncertain economic environment.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended
	November 30, 2022	November 30, 2021
Net Sales	$139.4	$130.9
Net Income	$6.4	$3.2
Diluted Earnings Per Share	$0.11	$0.05
Adjusted Diluted Earnings Per Share	$0.29	$0.16
  Consolidated net sales for the first quarter of fiscal 2023 were $139.4 million compared to $130.9 million in the prior year first quarter. Core sales improved 13% year over year, with product sales up 15% and service revenues up 3%. The impact from foreign currency exchange rates reduced net sales by 6% in the quarter compared to the prior year.
  Fiscal 2023 first quarter net income and diluted earnings per share were $6.4 million and $0.11, respectively, compared to net income and diluted EPS of $3.2 million and $0.05, respectively, in the first quarter of fiscal 2022. Fiscal 2023 first quarter net income included:
    Restructuring charges of $1.0 million ($0.9 million, or $0.02 per share, after tax) attributable to ASCEND initiatives;
    ASCEND transformation program charges (“ASCEND charges”) of $9.4 million ($8.7 million, or $0.15 per share, after tax) including third-party fees for program implementation support;
    Leadership transition charges of $0.4 million ($0.4 million, or $0.01 per share, after tax); and
    Debt issuance costs of $0.3 million ($0.3 million, or $0.01 per share, after tax) related to the refinancing of the Senior Credit Facility.
  Fiscal 2022 first quarter net income included a restructuring charge of $2.7 million ($2.7 million, or $0.04 per share, after tax) attributable to changes to flatten and simplify the organizational structure and leadership transition charges of $3.8 million ($3.8 million, or $0.06 per share, after tax).
  Excluding the items detailed above, adjusted diluted EPS was $0.29 for the first quarter of fiscal 2023 compared to $0.16 in the comparable prior year period.

Industrial Tools & Services (IT&S)
(US$ in millions)
	Three Months Ended
	November 30, 2022	November 30, 2021
Net Sales	$127.3	$121.3
Operating Profit	$26.6	$18.1
Adjusted Op Profit (1)	$29.1	$19.6
Adjusted Op Profit % (1)	22.9%	16.2%

(1) Excludes approximately $0.9 million of restructuring charges and $1.5 million of ASCEND charges in the first quarter of fiscal 2023 and $1.6 million of restructuring charges in the first quarter of fiscal 2022.

  First quarter fiscal 2023 net sales were $127.3 million, 5% higher than the prior fiscal year’s first quarter net sales. Core sales increased 11% year over year. The increase in core sales is attributable to volume growth due to strong customer demand and the impact of pricing actions taken to offset inflationary pressures.
  Adjusted operating profit margin increased year over year to 22.9%, primarily due to increased sales volume, pricing actions, and savings from cost management and restructuring initiatives implemented in prior periods, despite increased material and freight costs.

Corporate Expenses and Income Taxes from Continuing Operations

  Corporate expenses were $15.8 million and $10.4 million for the first quarter of fiscal 2023 and fiscal 2022, respectively.
  Adjusted corporate expenses(2) of $7.4 million for the first quarter of fiscal 2023 were $1.9 million higher than the comparable adjusted prior year period expense of $5.5 million, primarily due to insurance and incentive compensation slightly offset by restructuring savings.
  The fiscal 2023 first quarter adjusted effective income tax rate from continuing operations of approximately 16% was slightly higher than the first quarter fiscal 2022 adjusted rate of approximately 15%.

(2) Excludes approximately $0.1 million of restructuring charges, $7.9 million of ASCEND charges and $0.4 million of leadership transition charges in the first quarter of fiscal 2023 compared to $1.2 million of restructuring charges and $3.8 million of leadership transition charges in the first quarter of fiscal 2022.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	November 30, 2022	August 31, 2022	November 30, 2021
Cash Balance	$129.2	$120.7	$126.5
Debt Balance	$202.2	$204.0	$175.0
Net Debt to Adjusted EBITDA**	0.7	0.9	0.7

Net debt at November 30, 2022 was approximately $73 million (total debt of $202 million less $129 million of cash), which decreased approximately $10 million from August 31, 2022. Net Debt to Adjusted EBITDA from continuing operations was 0.7x at November 30, 2022.

**August 31, 2022 and subsequent periods calculated in accordance with the terms of the Company’s September 2022 Senior Credit Facility. Prior periods calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility.

Outlook

Mr. Sternlieb continued, “Through our ASCEND transformation program, we have made significant changes and enhancements across the organization in the past several months. We are changing the way we operate as a business, serve our customers, and deliver value for our shareholders. With our talented new management team, new mission, and clear strategic focus, we are excited about unlocking the full potential of Enerpac Tool Group.”

Mr. Sternlieb concluded, “We are not making any changes to our fiscal 2023 guidance announced in September, which continues to be full-year net sales of $565 to $585 million and an adjusted EBITDA range of $113 to $123 million, including an ASCEND EBITDA benefit of $12 to $18 million. Our guidance is based on foreign exchange rates as noted in September and assumes that there is not a broad-based recession.”

Conference Call Information

An investor conference call is scheduled for 10:00 am CT on December 21, 2022. Webcast information and conference call materials, including an earnings presentation, are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. In addition to statements with respect to guidance, the terms “may,” “should,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “objective,” “plan,” “project” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, the economic impact of the COVID-19 pandemic and other general economic uncertainty, market conditions in the industrial, oil & gas, energy, power generation, infrastructure, commercial construction, truck and automotive industries, the impact of geopolitical activity, including the invasion of Ukraine by Russia and international sanctions imposed in response thereto, the ability of the Company to achieve its plans or objectives related to its growth strategy, market acceptance of existing and new products, market acceptance of price increases, successful integration of acquisitions, the impact of dispositions and restructurings, the ability of the Company to achieve its plans or objectives related to the ASCEND program, including any assumptions underlying its calculation of expected incremental EBITDA or program investment, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor, or overhead cost increases, tax law changes, foreign currency risk, interest rate risk, commodity risk, tariffs, litigation matters, impairment of goodwill or other intangible assets, the Company’s ability to access capital markets and other risks and uncertainties that may be referred to or noted in the Company’s reports filed with the Securities and Exchange Commission from time to time, including those described in the Company’s Form 10-K for the fiscal year ended August 31, 2022. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit and adjusted EBITDA, free cash flow and net debt. This press release includes reconciliations of non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools, services, technology and solutions provider serving a broad and diverse set of customers in more than 100 countries. The Company makes complex, often hazardous jobs possible safely and efficiently. Enerpac Tool Group’s businesses are global leaders in high pressure hydraulic tools, controlled force products, and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	November 30,	August 31,
	2022	2022
Assets
Current assets
Cash and cash equivalents	$129,243	$120,699
Accounts receivable, net	97,707	106,747
Inventories, net	90,664	83,672
Other current assets	35,059	31,262
Total current assets	352,673	342,380

Property, plant and equipment, net	41,784	41,372
Goodwill	261,659	257,949
Other intangible assets, net	41,031	41,507
Other long-term assets	77,254	74,104

Total assets	$774,401	$757,312

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$74,673	$72,524
Accrued compensation and benefits	23,441	21,390
Current maturities of debt	1,875	-
Short-term debt	-	4,000
Income taxes payable	4,992	4,594
Other current liabilities	49,165	50,680
Total current liabilities	154,146	153,188

Long-term debt, net	200,359	200,000
Deferred income taxes	7,887	7,355
Pension and postretirement benefit liabilities	11,902	11,941
Other long-term liabilities	65,784	66,217
Total liabilities	440,078	438,701

Shareholders' equity
Capital stock	16,706	16,679
Additional paid-in capital	215,194	212,986
Treasury stock	(742,844)	(742,844)
Retained earnings	974,204	966,751
Accumulated other comprehensive loss	(128,937)	(134,961)
Stock held in trust	(3,239)	(3,209)
Deferred compensation liability	3,239	3,209
Total shareholders' equity	334,323	318,611

Total liabilities and shareholders' equity	$774,401	$757,312

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2022	2021
Net sales	$139,382	$130,903
Cost of products sold	71,476	71,277
Gross profit	67,906	59,626

Selling, general and administrative expenses	53,247	48,477
Amortization of intangible assets	1,368	2,005
Restructuring charges	982	2,737
Operating profit	12,309	6,407

Financing costs, net	2,815	961
Other expense, net	702	480
Earnings before income tax expense	8,792	4,966

Income tax expense	2,383	1,781
Net earnings from continuing operations	6,409	3,185
Earnings (loss) from discontinued operations, net of income taxes	1,044	(397)
Net earnings	$7,453	$2,788

Earnings per share from continuing operations
Basic	$0.11	$0.05
Diluted	0.11	0.05

Earnings (loss) per share from discontinued operations
Basic	$0.02	$(0.01)
Diluted	0.02	(0.01)

Earnings per share*
Basic	$0.13	$0.05
Diluted	0.13	0.05

Weighted average common shares outstanding
Basic	56,886	60,261
Diluted	57,317	60,621

*The total of earnings per share from continuing operations and loss per share from discontinued operations may not equal earnings per share due to rounding.

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2022	2021
Operating Activities
Cash provided by (used in) operating activities - continuing operations	$17,814	(3,941)
Cash used in operating activities - discontinued operations	(281)	(785)
Cash provided by (used in) operating activities	$17,533	$(4,726)

Investing Activities
Capital expenditures	(3,028)	(3,293)
Proceeds from sale of property, plant and equipment	493	133
Cash used in investing activities - continuing operations	(2,535)	(3,160)
Cash used in investing activities	$(2,535)	$(3,160)

Financing Activities
Borrowings on revolving credit facility	14,000	5,000
Principal repayments on revolving credit facility	(11,000)	(5,000)
Proceeds from issuance of term loan	200,000	-
Payment for redemption of revolver	(200,000)	-
Swingline borrowings/repayments, net	(4,000)	-
Payment of debt issuance costs	(2,417)	-
Stock options, taxes paid related to the net share settlement of equity awards & other	3	(1,308)
Payment of cash dividend	(2,274)	(2,409)
Cash used in financing activities - continuing operations	$(5,688)	(3,717)
Cash used in financing activities	$(5,688)	(3,717)

Effect of exchange rate changes on cash	(766)	(2,216)

Net increase (decrease) from cash and cash equivalents	$8,544	(13,819)
Cash and cash equivalents - beginning of period	120,699	140,352
Cash and cash equivalents - end of period	$129,243	$126,533

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(In thousands)	Fiscal 2022					Fiscal 2023
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tool & Services Segment	$121,313	$125,940	$140,395	$139,694	$527,342	$127,297	$-	$-	$-	$127,297
Other	9,590	10,659	11,499	12,133	43,881	12,085	-	-	-	12,085
Total	$130,903	$136,599	$151,894	$151,827	$571,223	$139,382	$-	$-	$-	$139,382

% Sales Growth
Industrial Tool & Services Segment	8%	12%	5%	4%	7%	5%	-	-	-	5%
Other	32%	35%	18%	14%	23%	26%	-	-	-	26%
Total	10%	13%	6%	4%	8%	6%	-	-	-	6%

Operating Profit from Continuing Operations
Operating profit	$6,407	$4,484	$6,643	$13,125	$30,660	$12,309	$-	$-	$-	$12,309
Impairment & divestiture charges	-	1,116	-	1,297	2,413	-	-	-	-	-
Restructuring charges	2,737	1,832	517	3,049	8,135	982	-	-	-	982
Gain on sale of facility, net of transaction charges	-	-	(585)	-	(585)	-	-	-	-	-
Leadership transition charges (benefit) (2)	3,759	1,747	2,800	(37)	8,269	400	-	-	-	400
Business review charges	-	2,500	502	-	3,002	-	-	-	-	-
ASCEND transformation program charges	-	-	3,856	9,760	13,616	9,419	-	-	-	9,419
Adjusted operating profit	$12,903	$11,679	$13,733	$27,194	$65,510	$23,110	$-	$-	$-	$23,110

Adjusted Operating Profit by Segment
Industrial Tool & Services Segment	$19,646	$15,654	$19,421	$31,878	$86,600	$29,099	$-	$-	$-	$29,099
Other	(1,257)	334	1,017	1,853	1,947	1,424	-	-	-	1,424
Corporate / General	(5,486)	(4,309)	(6,705)	(6,537)	(23,037)	(7,413)	-	-	-	(7,413)
Adjusted operating profit	$12,903	$11,679	$13,733	$27,194	$65,510	$23,110	$-	$-	$-	$23,110

Adjusted Operating Profit %
Industrial Tool & Services Segment	16.2%	12.4%	13.8%	22.8%	16.4%	22.9%	-	-	-	22.9%
Other	-13.1%	3.1%	8.8%	15.3%	4.4%	11.8%	-	-	-	11.8%
Adjusted Operating Profit %	9.9%	8.5%	9.0%	17.9%	11.5%	16.6%	-	-	-	16.6%

EBITDA from Continuing Operations (1)
Earnings from continuing operations	$3,185	$2,121	$4,061	$10,224	$19,591	$6,409	$-	$-	$-	$6,409
Financing costs, net	961	755	951	1,719	4,386	2,815	-	-	-	2,815
Income tax expense (benefit)	1,781	1,337	1,377	(95)	4,401	2,383	-	-	-	2,383
Depreciation & amortization	5,175	4,986	4,822	4,617	19,600	4,193	-	-	-	4,193
EBITDA	$11,102	$9,199	$11,211	$16,465	$47,978	$15,800	$-	$-	$-	$15,800

EBITDA from Continuing Operations (1)
EBITDA	$11,102	$9,199	$11,211	$16,465	$47,978	$15,800	$-	$-	$-	$15,800
Impairment & divestiture charges	-	1,116	-	1,297	2,413	-	-	-	-	-
Restructuring charges	2,737	1,832	517	3,049	8,135	982	-	-	-	982
Gain on sale of facility, net of transaction charges	-	-	(585)	-	(585)	-	-	-	-	-
Leadership transition charges (benefit) (2)	3,759	1,747	2,800	(37)	8,269	400	-	-	-	400
Business review charges	-	2,500	502	-	3,002	-	-	-	-	-
ASCEND transformation program charges	-	-	3,856	9,760	13,616	9,419	-	-	-	9,419
Adjusted EBITDA	$17,598	$16,394	$18,301	$30,534	$82,828	$26,601	$-	$-	$-	$26,601

Adjusted EBITDA by Segment
Industrial Tool & Services Segment	$22,996	$19,260	$22,853	$34,154	$99,263	$31,698	$-	$-	$-	$31,698
Other	(263)	1,225	1,912	2,741	5,615	2,316	-	-	-	2,316
Corporate / General	(5,135)	(4,091)	(6,464)	(6,361)	(22,050)	(7,413)	-	-	-	(7,413)
Adjusted EBITDA	$17,598	$16,394	$18,301	$30,534	$82,828	$26,601	$-	$-	$-	$26,601

Adjusted EBITDA %
Industrial Tool & Services Segment	19.0%	15.3%	16.3%	24.4%	18.8%	24.9%	-	-	-	24.9%
Other	-2.7%	11.5%	16.6%	22.6%	12.8%	19.2%	-	-	-	19.2%
Adjusted EBITDA %	13.4%	12.0%	12.0%	20.1%	14.5%	19.1%	-	-	-	19.1%

Notes:
(1) EBITDA represents net earnings from continuing operations before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings, operating profit or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.
(2) Caption updated from "Leadership transition & board search charges (benefit)" used during Fiscal 2022, costs included have not been altered.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(In thousands, except for per share amounts)
	Fiscal 2022					Fiscal 2023
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (3)
Net Earnings	$4,598	$3,182	$25,031	$5,266	$38,077	$7,453	$-	$-	$-	$7,453
Loss from Discontinued Operations, net of income tax	(224)	(402)	(226)	(1,283)	(2,135)	1,044	-	-	-	1,044
Earnings from Continuing Operations	$4,822	$3,584	$25,257	$6,549	$40,212	$6,409	$-	$-	$-	$6,409
Impairment & divestiture charges	-	1,116	-	1,297	2,413	-	-	-	-	-
Restructuring charges	2,737	1,832	517	3,049	8,135	982	-	-	-	982
Gain on sale of facility, net of transaction charges	-	-	(585)	-	(585)	-	-	-	-	-
Leadership transition charges (benefit) (2)	3,759	1,747	2,800	(37)	8,269	400	-	-	-	400
Business review charges	-	2,500	502	-	3,002	-	-	-	-	-
ASCEND transformation program charges	-	-	3,856	9,760	13,616	9,419	-	-	-	9,419
Accelerated Debt Issuance Costs	-	-	-	-	-	317	-	-	-	317
Net tax effect of reconciling items above	42	(805)	(1,366)	(4,162)	(6,291)	(719)	-	-	-	(719)
Other income tax (benefit) expense	-	210	-	-	210	-	-	-	-	-
Adjusted Earnings from Continuing Operations	$11,360	$10,184	$30,981	$16,456	$68,981	$16,808	$-	$-	$-	$16,808

Adjusted Diluted Earnings per share (3)
Net Earnings	$0.08	$0.05	$0.41	$0.09	$0.63	$0.13	$-	$-	$-	$0.13
Loss from Discontinued Operations, net of income tax	(0.00)	(0.01)	(0.00)	(0.02)	(0.04)	0.02	-	-	-	0.02
Earnings from Continuing Operations	$0.08	$0.06	$0.42	$0.11	$0.67	$0.11	$-	$-	$-	$0.11
Impairment & divestiture charges, net of tax effect	0.00	0.01	-	0.02	0.04	-	-	-	-	-
Restructuring charges, net of tax effect	0.04	0.03	0.01	0.04	0.11	0.02	-	-	-	0.02
Gain on sale of facility, net of transaction charges, net of tax effect	-	-	(0.01)	0.00	(0.01)	-	-	-	-	-
Leadership transition charges (benefit) (2), net of tax effect	0	0.03	0.04	(0.01)	0.12	0.01	-	-	-	0.01
Business review charges, net of tax effect	-	-	-	-	-	-	-	-	-	-
ASCEND transformation program charges, net of tax effect	-	-	-	-	-	0.15	-	-	-	0.15
Accelerated Debt Issuance Costs, net of tax effect	-	-	-	-	-	0.01	-	-	-	0.01
Other income tax (benefit) expense	-	-	-	-	-	-	-	-	-	-
Adjusted Diluted Earnings per share from Continuing Operations	$0.19	$0.17	$0.51	$0.28	$1.15	$0.29	$-	$-	$-	$0.29

Free Cash Flow (4)
Cash (used in) provided by operating activities	$(4,726)	$9,403	$2,519	$44,540	$51,736	$17,533	$-	$-	$-	$17,533
Capital expenditures	(3,293)	(1,537)	(2,140)	(1,447)	(8,417)	(3,028)	-	-	-	(3,028)
Proceeds from sale of property, plant and equipment	133	30	995	18	1,176	493	-	-	-	493
Other	-	1	(1)	-	-	930	-	-	-	930
Free Cash Flow	$(7,886)	$7,897	$1,373	$43,111	$44,495	$15,928	$-	$-	$-	$15,928

Notes continued:
(3) Adjusted earnings from continuing operations and adjusted diluted earnings per share represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings or diluted earnings per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Free cash flow primarily represents the operating cash flow, proceeds from the sale of property, plant and equipment less capital expenditures.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings per share from continuing operations.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP To Non-GAAP Guidance
(In millions)
	Fiscal 2023
	Low	High
Reconciliation of Continued Operations GAAP Operating Profit
To Adjusted EBITDA
GAAP Operating profit	$64	$83
ASCEND transformation program charges	23	18
Restructuring charges	9	7
Adjusted operating profit	$96	$108
Other expense, net	(1)	(1)
Depreciation & amortization	18	16
Adjusted EBITDA	$113	$123

Reconciliation of GAAP Cash Flow From Operations to Free Cash Flow
Cash provided by operating activities	$60	$80
Capital expenditures	(10)	(15)
Other	-	-
Free Cash Flow Guidance	$50	$65

Notes continued:
(5) Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

Contacts

Bobbi Belstner
Senior Director, Investor Relations and Strategy
262.293.1912